                             CONTRIBUTION AGREEMENT

                                   dated as of

                               September 10, 2001

                                  by and among

                        HERCULES DEVELOPMENT GROUP, INC.

                                       and

                                  ASTRALIS, LLC

                               Jose Antonio O'Daly

                                 Mike Ajnsztajn

                                Gaston Liebhaber

                                Richard Genovese

                                 David Stevenson

                             Grizzly Consulting Ltd

                                 Wolver Limited

                                Logarithmic Inc.

                             CONTRIBUTION AGREEMENT

         CONTRIBUTION AGREEMENT dated as of September 10, 2001 (the "Agreement"), by and among Astralis, LLC, a New Jersey limited liability company (the "Company"), Hercules Development Group, Inc., a Colorado corporation (the "Hercules") and Jose Antonio O'Daly, Mike Ajnsztajn, Gaston Liebhaber, Richard Genovese, David Stevenson, Grizzly Consulting Ltd, a Turks and Caicos company, Wolver Limited, a British Virgin Islands corporation and Logarithmic Inc. a Nevis corporation (collectively referred to as the ("Company Members").

                  WHEREAS, the Company and Hercules have determined that a business combination between Hercules and the Company, to be effected by a transfer described in Section 1.1. herein (the "Exchange") by the Company Members of all of their respective membership interests in the Company (the "Membership Interests") and rights to purchase membership interests in the Company (the "Membership Options") to Hercules in exchange for an aggregate of 28,000,000 shares of common stock, par value $.0001 per share (the "Contribution Shares") of Hercules (the "Common Stock") and warrants to purchase 6,300,000 shares of Hercules Common Stock for a purchase price of $1.60 per share (the "Hercules Warrants"), upon the terms and subject to the conditions set forth herein, is advisable and in the best interests of their respective companies, members and shareholders, and presents an opportunity for their respective companies to achieve long_term strategic and financial benefits;

                  WHEREAS, Hercules (i) has determined that the Exchange is fair to, and in the best interests of, Hercules and its shareholders, (ii) has approved and declared the advisability of entering into this Agreement, and
(iii) has recommended the approval and adoption of this Agreement by its shareholders;

                  WHEREAS, Shai Stern, a shareholder who owns more than 50% of the outstanding Common Stock of Hercules, has executed a written consent to approve and adopt this Agreement and the transactions contemplated by this Agreement and the Exchange;

                  WHEREAS, the parties have agreed to exchange the Membership Options owned by Richard Genovese, David Stevenson, Grizzly Consulting Limited, Wolver Limited and Logarithmic Inc., which constitute all of the outstanding rights to acquire the membership interests in the Company, for 6,300,000 warrants to purchase Hercules Common Stock at a price of $1.60 per share;

                  WHEREAS, simultaneous with the Exchange, Hercules shall have consummated a private placement consisting of 2,000,000 shares (the "Private Placement Shares") of Common Stock and 400,000 warrants to purchase shares of Common Stock at a price of $4.00 per share (the "Private Placement") and received gross proceeds from such Private Placement of $3,200,000, which Private Placement is conditioned upon consummation of the Exchange;

                  WHEREAS, at the Closing (as defined herein) the Contribution Shares together with the Common Stock issuable at the closing of the Private Placement will represent ownership of Hercules stock possessing at least 80% of the total combined voting power of all classes of Hercules stock entitled to vote, and at least 80% of the total number of shares of all other classes of Hercules stock; and

                  WHEREAS, the parties hereto intend that the Exchange qualify for income tax purposes as a tax-free exchange pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:


                                    ARTICLE 1
                                  The Exchange

         Section 1.1. Exchange.

         (a) Gersten, Savage & Kaplowitz, LLP, shall act as the exchange agent (the "Exchange Agent") for the purpose of exchanging Membership Interests for the Contribution Shares. At or prior to the Closing, Hercules shall deliver to the Exchange Agent 28,000,000 shares of Common Stock to be used as the Contribution Shares.

         (b) The Contribution Shares and Hercules Warrants issuable at Closing (as defined in Section 1.6. hereof) shall be as set forth on Schedule 1.1.

         (c) At the Closing, and subject to the terms and conditions of this Agreement, the Company Members shall contribute their respective Membership Interests and Membership Options, as such Membership Interests and Membership Options are forth on Schedule 1.1 hereto, to Hercules in exchange for the Contribution Shares and Hercules Warrants.

         (d) If any portion of the Contribution Shares is to be delivered to any Person other than the Company Members, it shall be a condition that such Person shall pay to the Exchange Agent any transfer or other taxes (as defined in Section 12.12) required as a result of such delivery to other than the Company Member or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.


         Section 1.2. Hercules' Shareholders' Approval. Prior to the Closing, Hercules shall have duly called and held a special meeting of its shareholders, at which it shall have received shareholder approval to consummate the transactions contemplated by this Agreement and the Exchange. No other approval of Hercules' shareholders is required in order to consummate the Exchange.

         Section 1.3. Private Placement. Prior to or simultaneously with the Closing, Hercules shall consummate the Private Placement and issue in connection therewith consisting of 2,000,000 shares of Common Stock and warrants to purchase an additional 400,000 shares of Common Stock (the "Warrants") at an exercise price of $4.00 per share. The gross proceeds from the Private Placement shall be $3,200,000.

         Section 1.4. Capitalization. Hercules shall take all necessary actions so that immediately prior to the Closing, taking into account the consummation of the Private Placement, the outstanding capitalization of Hercules shall consist of an aggregate of 9,500,000 shares of Common Stock and an aggregate of 475,000 warrants to purchase shares of the Company's Common Stock.

         Section 1.5. Ownership percentage. Prior to Closing, Hercules shall take all necessary action so that the Contribution Shares together with the Common Stock issuable upon the closing of the Private Placement will represent ownership of Hercules stock possessing at least 80% of the total combined voting power of all classes of Hercules stock entitled to vote, and at least 80% of the total number of shares of all other classes of Hercules stock.

         Section 1.6. Closing. The closing of the Exchange and the other transactions contemplated by this Agreement (the "Closing") shall take place at 11:00 a.m. on a date to be specified by the parties, which shall be the date of satisfaction (or waiver in accordance with this Agreement) of all of the conditions set forth in Article 9 (the "Closing Date"), unless another time or date is agreed to by the parties hereto. The Closing shall be held at the offices of Gersten, Savage & Kaplowitz, LLP, 101 East 52nd Street, 9th floor, New York, New York 10022.


                                    ARTICLE 2
                              Hercules Post-Closing

         Section 2.1. Charter Amendments. Hercules shall take all necessary corporate action and file all necessary documents with the state of Colorado to effect the following changes to its Articles of Incorporation as of the Closing:
(i) to change its corporate name to "Astralis, Ltd."

         Section 2.2. Resignation of Directors and Officers. Effective as of the Closing, each of the Officers and Directors of Hercules then in office, shall resign.

         Section 2.3. Appointment of New Directors and Officers. Effective as of the Closing, the Officers and Managers of the Company immediately prior to the Closing, shall assume their respective positions as Officers and Directors of Hercules as set forth on Schedule 2.3 hereto.


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

                                    ARTICLE 3
                   Representations and Warranties of Hercules

         Hercules represents and warrants to the Company that:

         Section 3.1. Corporate Existence and Power. Hercules is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 12.12.) on Hercules. Hercules is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Hercules. Hercules has heretofore delivered to the Company true and complete copies of the Articles of Incorporation, as amended, and By_laws of Hercules as currently in effect.

         Section 3.2. Authorization.

         (a) The execution, delivery and performance by Hercules of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby are within Hercules' corporate powers and have been duly authorized by all necessary corporate action. The affirmative vote of the holders of more than 50% of the outstanding shares of Hercules Common Stock, at a duly called special meeting of shareholders, is the only action of Hercules necessary in connection with its execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Exchange. This Agreement has been duly and validly executed and delivered by Hercules and is a legal, valid and binding obligation of Hercules, enforceable against it in accordance with its terms, subject to the approval of its shareholders and except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         (b) Hercules' Boards of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Exchange, are fair to and in the best interests of its shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Exchange, which approval satisfies in full any applicable requirements of Colorado Law, and (iii) resolved to recommend, and recommended, approval and adoption of this Agreement by the holders of the Common Stock.

         Section 3.3. Governmental Authorization. The execution and delivery of this Agreement and the performance by Hercules of its obligations under this Agreement relating to the Closing and the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) compliance with any applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 ("Exchange Act"), foreign or state securities laws or regulations of various states ("Blue Sky Laws") or takeover laws, and (b) any other filings, approvals or authorizations which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Hercules, or materially impair the ability of Hercules to consummate the Exchange and the transactions contemplated by this Agreement.

         Section 3.4. Non-contravention. The execution and delivery by Hercules of this Agreement and the consummation by Hercules of the transactions contemplated hereby and performance of its obligations under this Agreement do not and will not (i) violate Hercules' Articles of Incorporation, as amended, or By_laws, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, result in a violation of, conflict with, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Hercules, or to a loss of any benefit to which Hercules is entitled under any provision of any agreement or other instrument binding upon Hercules, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Hercules, or (iv) result in the creation or imposition of any Lien (as defined herein) on any asset of Hercules. "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

         Section 3.5. Capitalization.

         (a) The authorized capital stock of Hercules consists of 50,000,000 shares of Common Stock, par value $.0001 per share and 3,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"). As of the date of this Agreement, the outstanding capitalization of Hercules consists of (i) 31,300,000 shares of Common Stock, (ii) no shares of Preferred Stock, (iii) no options; and (iv) 75,000 warrants to purchase shares of Common Stock at a purchase price of $1.75 per share. The certified list of shareholders referenced in Section 9.1.(f) below is the true and correct list of holders of record of outstanding shares of Common Stock on the date hereof. All outstanding shares of capital stock of Hercules have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase other than those that have been waived or otherwise cured or satisfied. Except as set forth herein, as of the date hereof there are no outstanding options, warrants, subscriptions, conversion or other rights, agreements or other commitments obligating Hercules to issue any shares of its capital stock or any securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock.

         (b) There are no outstanding obligations, contingent or otherwise, of Hercules to redeem, purchase or otherwise acquire any capital stock or other securities of Hercules.

         (c) Hercules is not in violation of and has not violated any federal or state securities laws in connection with any transaction relating to Hercules and/or an affiliate, including without limitation, the acquisition of any stock, business or assets of any third party or the issuance of any capital stock of Hercules.

         (d) There are not as of the date hereof, and there will not be at the Closing, any shareholder agreements, voting trusts or other agreements or understandings to which Hercules is a party or by which it is bound relating to the voting of any shares of the capital stock of Hercules.

         (e) The shares of Common Stock to be issued as part of the Contribution Shares will be duly authorized for issuance and when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and the issuance thereof will not be subject to any preemptive or other similar right.

         Section 3.6. Subsidiaries. Hercules has no subsidiaries.

         Section 3.7. Financial Statements.

         (a) Attached hereto as Schedule 3.7 are copies of Hercules' audited financial statements as of and for the fiscal year ended December 31, 2000 and unaudited financial statements as of and for the six- month period ended
June 30, 2001 (the "Hercules Financial Statements Date"), certified by Cordovano and Harvey, P.C. (the "Hercules Financial Statements"). The Hercules Financial Statements were prepared in accordance with the books and records of Hercules in all material respects and were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved, except as otherwise noted therein. Each of the Hercules Financial Statements fairly presents the financial position of Hercules as of the respective dates set forth therein or the results of operations and changes in financial position of Hercules for the respective fiscal periods or as of the respective dates set forth therein.

         (b) Other than in connection with this Agreement and the Private Placement, Hercules is not engaged in any business activity.

         Section 3.8. Absence of Certain Changes. Since the Hercules Financial Statements Date, there has not been:

         (a) any event, occurrence, development or state of circumstances or facts which would, individually or in the aggregate, have a Material Adverse Effect on Hercules;

         (b) any amendment of any material term of any outstanding security of Hercules;

         (c) any incurrence, assumption or guarantee by Hercules of any indebtedness for borrowed money;

         (d) any creation or other incurrence by Hercules of any Lien on any material asset;

         (e) the making of any loan, advance or capital contributions to or investment in any Person;

         (f) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or any asset(s) of Hercules which would, individually or in the aggregate, have a Material Adverse Effect on Hercules;

         (g) any transaction or commitment made, or any contract or agreement entered into, by Hercules relating to its business or any of its assets (including the acquisition or disposition of any assets) or any relinquishment by Hercules of any contract or other right;

         (h) any change in any method of accounting, method of tax accounting, or accounting practice by Hercules;

         (i) any (i) grant of any severance or termination pay to any current or former director, officer or employee of Hercules, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of Hercules, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of Hercules, or (v) increase in compensation, bonus or other benefits payable or otherwise made available to any current or former director, officer or employee of Hercules;

         (j) any labor dispute, other than routine individual grievances; or

         (k) any tax election or any settlement or compromise of any tax liability, in either case that is material to Hercules.

         Section 3.9. No Liabilities or Debts. As of the date hereof, there are no liabilities or debts of Hercules of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or debt, except as set forth on Schedule
3.9 hereto.


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

         Section 3.10. Compliance with Laws and Court Orders. Hercules holds all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental entities necessary for the lawful conduct of its business (the "Hercules Permits"), except where the failure so to hold would not have a Material Adverse Effect on Hercules. Hercules is in compliance with the terms of Hercules Permits, except where the failure so to comply would not have a Material Adverse Effect on Hercules. Hercules is and has been in compliance with, and to the best knowledge of Hercules, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on Hercules.

         Section 3.11. Litigation. There is no action, suit, investigation, audit or proceeding pending against, or to the best knowledge of Hercules threatened against or affecting, Hercules or any of its assets or properties before any court or arbitrator or any governmental body, agency or official.

         Section 3.12. Brokers' and Finders' Fees. Hercules has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fee or agents' commission or investment bankers' fees or an similar charges in connection with this Agreement or the transaction contemplated hereby, except for the fee of $100,000 to be paid to HMA Associates, Inc. ("HMA") upon the Closing, for services rendered in connection with this Agreement and the transactions contemplated hereby and the commission payable, if any, to a NASD member firm or firms in connection with the sale of the securities in the Private Placement.

         Section 3.13. Taxes. (a) Except as set forth as Schedule 3.13 hereto, Hercules has (i) duly filed with the appropriate taxing authorities all Tax Returns required to be filed by or with respect to its business, or are properly on extension and all such duly filed Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provisions for on its respective balance sheet (in accordance with GAAP) all Taxes shown to be due on such Tax Returns. There are no liens for Taxes upon the assets of Hercules except for statutory liens for current Taxes not yet due and payable or which may thereafter be paid without penalty or are being contested in good faith. Hercules has not received any notice of audit, is not undergoing any audit of its Tax Returns, or has received any notice of deficiency or assessment from any taxing authority with respect to liability for Taxes of its business which has not been fully paid or finally settled. There have been no waivers of statutes of limitations by Hercules with respect to any Tax Returns. Hercules has not filed a request with the Internal Revenue Service for changes in accounting methods within the last two years which change would effect the accounting for tax purposes, directly or indirectly, of its business. Hercules has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Taxes due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect. The provision for Taxes, if any, due or to become due for Hercules for the period or periods through and including the date of the Hercules Financial Statements that has been made and is reflected on such financial statements is sufficient to cover all such Taxes. Deferred Taxes, if any, of Hercules included in the Hercules Financial Statements have been computed in accordance with GAAP. Hercules is not a party to any Tax allocation or Tax sharing agreement and Hercules has not been a member of an affiliated group filing a consolidated federal income Tax Return or has any Liability for Taxes of any Person under Treasury Regulation Section 1.1502_6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise. Hercules has not made any payments, is not obligated to make any payments, and is not a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.


                                       8
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         (b) The term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, license, payroll and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a unitary, combined or any other basis; and such term shall include any interest and penalties or additions to tax. The term "Tax Return" shall mean any report, return or other information required to be filed with, supplied to or otherwise made available to a taxing authority in connection with Taxes.

         Section 3.14. Employee Benefit Plans. Schedule 3.14 comprises a listing of each bonus, stock option, stock purchase, benefit, profit sharing, savings, retirement, liability, insurance, incentive, deferred compensation, and other similar fringe or employee benefit plans, programs or arrangements for the benefit of or relating to, any employee of, or independent contractor or consultant to, and all other compensation practices, policies, terms or conditions, whether written or unwritten (the "Employee Benefit Plans") which Hercules presently maintains, to which Hercules presently contributes or under which Hercules has any liability and which relate to employees (current or former) or independent contractors of Hercules. Each of the Employee Benefit Plans administered by Hercules have been administered in accordance with all requirements of applicable law and terms of each such plan. Each Employee Benefit Plan that is required to be qualified under the Employment Retirement Income Security Act of 1974, or registered or approved by a regulatory authority, has been so qualified, registered or approved by the appropriate governmental agency or authority and such qualification, registration or approval has not been revoked. All contributions (including premiums) required by law or contract to have been made or accrued by Hercules under or with respect to the Employee Benefit Plans have been paid or accrued by Hercules or will be paid in the ordinary course within 90 days. Without limiting the foregoing, there are no unfunded liabilities under any Employee Benefit Plan. Hercules has not received notice of any investigations, litigation or other enforcement actions against it with respect to any of the Employee Benefit Plans. To Hercules' knowledge, there are no pending actions, suits or claims by former or present employees of Hercules (or their beneficiaries) with respect to Employee Benefit Plans or the assets or fiduciaries thereof (other than routine claims for benefits).


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         Section 3.15. Environmental Matters.

         (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect on Hercules:

                  (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the best knowledge of Hercules, is threatened by any governmental entity or other Person relating to or arising out of any Environmental Law;

                  (ii) Hercules is and has been in compliance with all Environmental Laws and all Environmental Permits; and

                  (iii) there are no liabilities of or relating to Hercules of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

         (b) The following terms shall have the meaning set forth below:

                  "Hercules" shall, for purposes of this Section 3.15., include any entity which is, in whole or in part, a corporate predecessor of Hercules.

                  "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to human health and safety or the environment and arising from the use, presence, disposal, discharge or release of pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

                  "Environmental Permits" means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of such Person as currently conducted.

         Section 3.16. Patents and Other Proprietary Rights. Hercules does not have rights to use, whether through ownership, licensing or otherwise any patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights and processes. Hercules has not and does not violate or infringe any intellectual property right of any Person, and Hercules has not received any communication alleging that it violates or infringes the intellectual property right of any other Person. Hercules has not been sued for infringing any intellectual property right of another Person.

         Section 3.17. Antitakeover Statutes. The Board of Directors of Hercules has approved this Agreement and the transactions contemplated hereby, and neither the provisions of Colorado Law nor any other anti-takeover or similar statute or regulation applies to the Exchange or any of the other transactions contemplated hereby.

         Section 3.18. Disclosure. Neither this Agreement nor any exhibit or schedule hereto nor any statement, list or certificate delivered to the Company pursuant hereto or pursuant to any written request therefor, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances in which they were made, not misleading.

         Section 3.19. Labor Matters. Hercules currently has one employee. Hercules has never been a party to any collective bargaining agreement or other labor agreement with any labor union or organization. There is no unfair labor practice charge or other grievance procedure against Hercules pending, or, to the best knowledge of Hercules, threatened. There is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against Hercules, pending, or, to the best knowledge of Hercules, threatened. Hercules is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. There is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of Hercules, threatened, in respect to which any current or former director, officer, employee or agent of Hercules, may be entitled to claim indemnification from Hercules.

         Section 3.20. Contracts. Schedule 3.20 hereto sets forth a complete and accurate list and description of all of the following contracts and agreements, whether written or oral, of Hercules:

         (a) agreements, contracts or instruments to which Hercules is a party that relate to the borrowing of money, the capital lease or purchase on an installment basis of any property or asset or the guarantee of any of the foregoing (including without limitation pledged receivables);

         (b) licenses, leases, contracts and other arrangements with respect to any property of Hercules, and all contracts, agreements, commitments, purchase orders or other understandings or arrangements with respect to which Hercules has any liability or obligation (contingent or otherwise) or which may otherwise have any continuing effect after the date of this Agreement;

         (c) contracts, agreements or other understandings or arrangements (including without limitation those with respect to compensation) between Hercules and any current or former shareholder, officer, director, consultant, employee, agent and/or Affiliate (or any spouse or relative of any of the foregoing);

         (d) management, operating, service, joint venture, partnership or limited liability company agreements;

         (e) any contract or agreement pursuant to which Hercules has agreed to indemnify or hold harmless any other Person or to pay liquidated damages of any kind;

         (f) any contract or agreement creating any Lien on any property or assets of Hercules;

         (g) any contract or agreement relating to the capital stock of Hercules; or

         (h) any other material agreement, lease, commitment, instrument, plan, arrangement or contract entered into by Hercules, or to which any of its assets may be subject.

         All the foregoing are herein called "Contracts." Such list includes with respect to each Contract the names of the parties, the date thereof, and its title or other general description. The Contracts listed on Schedule 3.20 set forth the entire arrangement and understanding between Hercules and the respective third parties with respect to the subject matter thereof, and, except as indicated in such Schedule, there have been no amendments or waivers or side or supplemental arrangements to or in respect of any Contract. Hercules will furnish any further information that the Company may reasonably request in connection therewith. Each Contract is valid, binding and enforceable against Hercules, and to the best knowledge of Hercules, each other party thereto, in accordance with its terms and in full force and effect. There is no event that has occurred or existing condition that constitutes or that, with notice, the happening of an event and/or the passage of time, would constitute a default or breach under any Contract by Hercules, or would cause the acceleration of any obligation of any party thereto, give rise to any right of termination or cancellation or cause the creation of any Lien by reason of the failure of Hercules to fulfill the obligations thereunder.

         Section 3.21. SEC Filings. Hercules has filed all forms, reports and documents (the "SEC Documents") required to be filed with the Securities and Exchange Commission since its inception and has heretofore delivered all the SEC Documents to the Company. The SEC Documents (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

                                    ARTICLE 4
                  Representations and Warranties of the Company

         The Company represents and warrants to Hercules that:

         Section 4.1. Corporate Existence and Power. The Company is a limited liability company duly organized and in good standing under the laws of the State of New Jersey. The Company has all powers and governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary and those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has heretofore delivered to Hercules true and complete copies of the Certificate of Formation and Operating Agreement as currently in effect.

         Section 4.2. Authorization. The execution, delivery and performance by the Company and of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the powers of the Company, and have been duly authorized by all necessary action. This Agreement, assuming the due authorization, execution and delivery thereof by Hercules, is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         Section 4.3. Governmental Authorization. The execution and delivery of this Agreement and the performance by the Company of its obligations under this Agreement relating to the Exchange, the Closing and the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) compliance with any applicable requirements of the Securities Act, the Exchange Act, Blue Sky Laws or takeover laws, and (b) any other filings, approvals or authorizations which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the Exchange and the transactions contemplated by this Agreement.

         Section 4.4. Non-contravention. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and performance of its obligations under this Agreement do not and will not (i) violate the Company's Certificate of Formation or Operating Agreement, (ii) assuming compliance with the matters referred to in
Section 4.3., violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, result in a violation of, conflict with, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company, or to a loss of any benefit to which the Company, is entitled under any provision of any agreement or other instrument binding upon the Company, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or (iv) result in the creation or imposition of any Lien on any asset of the Company, except, in the case of clauses (ii), (iii) and (iv), for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

         Section 4.5. Subsidiaries. The Company has no subsidiaries.

         Section 4.6. Financial Statements. Attached hereto as Schedule 4.6 is a copy of the Company's unaudited financial statements as of and for the fiscal year ended December 31, 2000 and the six-month period ended June 30, 2001 (the "Company Financial Statements Date"). The Company Financial Statements were prepared in accordance with the books and records of the Company in all material respects and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except as otherwise noted therein. Each of the Company Financial Statements fairly presents the financial position of the Company as of the respective dates set forth therein or the results of operations and changes in financial position of the Company for the respective fiscal periods or as of the respective dates set forth therein. There is no Material Adverse Effect that would prevent the Company Financial Statements from being audited.

         Section 4.7. Absence of Certain Changes. Except as set forth on
Schedule 4.6, since the Company Financial Statements Date, the business of the Company has been conducted in the ordinary course and there has not been:

         (a) any event, occurrence, development or state of circumstances or facts which would, individually or in the aggregate, have a Material Adverse Effect on the Company;

         (b) any incurrence, assumption or guarantee by the Company of any material indebtedness for borrowed money;

         (c) any creation or other incurrence by the Company of any Lien on any material asset;

         (d) the making of any material loan, advance or capital contributions to or investment in any Person;

         (e) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or any asset(s) of the Company which would, individually or in the aggregate, have a Material Adverse Effect on the Company;

         (f) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its business or any of its assets (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company, and except in the ordinary course of business of the Company;

         (g) any change in any method of accounting, method of tax accounting, or accounting practice by the Company;

         (h) any (i) grant of any severance or termination pay to any current or former director, officer or employee of the Company, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of the Company, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of the Company, or (v) increase in compensation, bonus or other benefits payable or otherwise made available to any current or former director, officer or employee of the Company;

         (i) any material labor dispute, other than routine individual grievances; or

         (j) any tax election or any settlement or compromise of any tax liability, in either case that is material to the Company.

         Section 4.8. Compliance with Laws and Court Orders. The Company is and has been in compliance with and, to the best of its knowledge is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

         Section 4.9. Litigation. Except as set forth on Schedule 4.9 hereto, there is no action, suit, investigation, audit or proceeding pending against, or to the best knowledge of the Company threatened against or affecting, the Company or any of its assets or properties before any court or arbitrator or any governmental body, agency or official.

         Section 4.10. Brokers' and Finders' Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fee or agents' commission or investment bankers' fees or an similar charges in connection with this Agreement or the transaction contemplated hereby.

         Section 4.11. Employee Benefit Plans. Schedule 4.11 comprises a listing of each bonus, stock option, stock purchase, benefit, profit sharing, savings, retirement, liability, insurance, incentive, deferred compensation, and other similar fringe or employee benefit plans, programs or arrangements for the benefit of or relating to, any employee of, or independent contractor or consultant to, and all other compensation practices, policies, terms or conditions, whether written or unwritten (the "Employee Benefit Plans") which the Company presently maintains, to which the Company presently contributes or under which the Company has any liability and which relate to employees (current or former) or independent contractors of the Company. Each of the Employee Benefit Plans administered by the Company have been administered in accordance with all requirements of applicable law and terms of each such plan. Each Employee Benefit Plan that is required to be qualified under the Employment Retirement Income Security Act of 1974, or registered or approved by a regulatory authority, has been so qualified, registered or approved by the appropriate governmental agency or authority and such qualification, registration or approval has not been revoked. All contributions (including premiums) required by law or contract to have been made or accrued by the Company under or with respect to the Employee Benefit Plans have been paid or accrued by the Company or will be paid in the ordinary course within 90 days. Without limiting the foregoing, there are no unfunded liabilities under any Employee Benefit Plan. The Company has not received notice of any investigations, litigation or other enforcement actions against it with respect to any of the Employee Benefit Plans. To the Company's knowledge, there are no pending actions, suits or claims by former or present employees of the Company (or their beneficiaries) with respect to Employee Benefit Plans or the assets or fiduciaries thereof (other than routine claims for benefits).

         Section 4.12. Environmental Matters.

         (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company

                  (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the best knowledge of the Company, is threatened by any governmental entity or other Person relating to or arising out of any Environmental Law;

                  (ii) The Company is and has been in compliance with all Environmental Laws and all Environmental Permits; and

                  (iii) there are no liabilities of or relating to the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

         (b) The following terms shall have the meaning set forth below:

                  "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to human health and safety or the environment and arising from the use, presence, disposal, discharge or release of pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

                  "Environmental Permits" means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of such Person as currently conducted.

         Section 4.13. Labor Matters. The Company currently has no employees. The Company has never been a party to any collective bargaining agreement or other labor agreement with any labor union or organization. There is no unfair labor practice charge or other grievance procedure against the Company pending, or, to the best knowledge of the Company, threatened. There is no complaint, lawsuit or proceeding in any forum by or on behalf of any former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against the Company, pending, or, to the best knowledge of the Company, threatened. The Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. There is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of the Company, threatened, in respect to which any current or former member, officer, employee or agent of the Company, may be entitled to claim indemnification from the Company.

         Section 4.14. Contracts. Schedule 4.14 hereto sets forth a complete and accurate list and description of all of the following contracts and agreements, whether written or oral, of the Company:

         (a) agreements, contracts or instruments to which the Company is a party that relate to the borrowing of money, the capital lease or purchase on an installment basis of any property or asset or the guarantee of any of the foregoing (including without limitation pledged receivables);

         (b) licenses, leases, contracts and other arrangements with respect to any property of the Company, and all contracts, agreements, commitments, purchase orders or other understandings or arrangements with respect to which the Company has any liability or obligation (contingent or otherwise) or which may otherwise have any continuing effect after the date of this Agreement;

         (c) contracts, agreements or other understandings or arrangements (including without limitation those with respect to compensation) between the Company and any current or former member, officer, consultant, agent and/or Affiliate (or any spouse or relative of any of the foregoing);

         (d) management, operating, service, joint venture, partnership or limited liability company agreements;

         (e) any contract or agreement pursuant to which the Company has agreed to indemnify or hold harmless any other Person or to pay liquidated damages of any kind;

         (f) any contract or agreement creating any Lien on any property or assets of the Company;

         (g) any contract or agreement relating to the member interests of the Company; or

         (h) any other material agreement, lease, commitment, instrument, plan, arrangement or contract entered into by the Company, or to which any of its assets may be subject.

         All the foregoing are herein called "Contracts." Such list includes with respect to each Contract the names of the parties, the date thereof, and its title or other general description. The Contracts listed on Schedule 4.14 set forth the entire arrangement and understanding between the Company and the respective third parties with respect to the subject matter thereof, and, except as indicated in such Schedule, there have been no amendments or waivers or side or supplemental arrangements to or in respect of any Contract. The Company will furnish any further information that Hercules may reasonably request in connection therewith. Each Contract is valid, binding and enforceable against the Company, and to the best knowledge of the Company, each other party thereto, in accordance with its terms and in full force and effect. There is no event that has occurred or existing condition that constitutes or that, with notice, the happening of an event and/or the passage of time, would constitute a default or breach under any Contract by the Company, or would cause the acceleration of any obligation of any party thereto, give rise to any right of termination or cancellation or cause the creation of any Lien by reason of the failure of the Company to fulfill the obligations thereunder.

         Section 4.15. Patents and Other Proprietary Rights.

         (a) Except as set forth on Schedule 4.15 hereto, (i) the Company does not have rights to use, whether through ownership, licensing or otherwise, any patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights and processes, (ii) the Company has not and does not violate or infringe any intellectual property right of any Person, (iii) the Company has not received any communication alleging that it violates or infringes the intellectual property right of any other Person and (iv) the Company has not been sued for infringing any intellectual property right of another Person.

         (b) The license by and between Dr. Jose Antonio O'Daly and the Company, dated April 26, 2001, attached hereto as Exhibit A, and all of the Company's business related thereto, do not infringe upon or violate any intellectual property rights of any Person.

         Section 4.16. Disclosure. Neither this Agreement nor any exhibit or schedule hereto nor any statement, list or certificate delivered to Hercules pursuant hereto or pursuant to any written request therefor, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances in which they were made, not misleading.

                                    ARTICLE 5
                              Covenants of Hercules

         Section 5.1. The Private Placement. Prior to or simultaneously with the Closing, Hercules shall consummate the Private Placement and issue in connection therewith units consisting of 2,000,000 shares of Common Stock and warrants to purchase an additional 400,000 shares of Common Stock (the "Warrants") for a purchase price of $4.00 per share. The gross proceeds from the Private Placement shall be $3,200,000.

         Section 5.2. Capitalization. Hercules shall take all necessary actions so that immediately prior to the Closing, taking into account the consummation of the Private Placement and the Subscription, the outstanding capitalization of Hercules shall consist of an aggregate of 9,500,000 shares of common stock and an aggregate of 475,000 warrants to purchase shares of the Company's common stock. Except as set forth in the immediately preceding sentence, as of the Closing, there will be no other outstanding shares of capital stock, options, warrants, subscriptions, conversions or other rights, agreements or commitments obligating Hercules to issue any shares of its capital stock or any securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock.

         Section 5.3 Ownership Percentage. Hercules shall take all necessary action so that the Contribution Shares together with the Common Stock issuable upon the closing of the Private Placement will represent ownership of Hercules stock possessing at least 80% of the total combined voting power of all classes of Hercules stock entitled to vote, and at least 80% of the total number of shares of all other classes of Hercules stock.

         Section 5.4. Public Company Status. Hercules shall make any and all necessary filings so that at the Closing the Common Stock shall continue to be a publicly-traded security.

         Section 5.5. Quotation of Common Stock. Hercules shall use its best efforts to cause the Common Stock to continue to be approved for quotation on the OTC Bulletin Board, prior to the Closing.

                                    ARTICLE 6

INTENTIONALLY LEFT BLANK.

                                    ARTICLE 7
                        Covenants of the Company Members

         Section 7.1. Registration Statement. Promptly following the Closing but in no event later than 120 days of the Closing, the Company Members, as contributing shareholders of Hercules, shall cause Hercules to file a registration statement under the Securities Act covering the resale of (i) all of the shares of Common Stock sold in the Private Placement, and (iii) the shares underlying all of the Warrants issued in the Private Placement

         Section 7.2 . Investment Banking Agreement. Upon the Closing, the Company Member shall cause Hercules to enter into an investment banking agreement with HMA, pursuant to which HMA shall provide ongoing investment banking and corporate consulting services to Hercules for a period of 2 years from the Closing. In consideration for HMA's services under the investment banking agreement, Hercules shall pay HMA an aggregate of $144,000, payable in 24 equal monthly installments of $6,000.

                                    ARTICLE 8
                            Covenants of the Parties

         The parties hereto agree that:

         Section 8.1. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

         Section 8.2. Filings; Other Action. Subject to the terms and conditions herein provided, the Company and Hercules shall promptly use reasonable best efforts to cooperate with one another in (i) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party, the United States government or any agencies, departments or instrumentalities thereof or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (iii) taking or causing to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.

         Section 8.3. Public Announcements. The Company and Hercules shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation and without the consent of the other party.

         Section 8.4. Notices of Certain Events. In addition to any other notice required to be given by the terms of this Agreement, each of the parties shall promptly notify the other party hereto of:

         (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement;

         (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

         (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3 and Section 4 (as the case may be) or that relate to the consummation of the transactions contemplated by this Agreement.

         Section 8.5. Access to Information; Confidentiality.

         (a) Following the date hereof, until consummation of all transactions contemplated hereby, the Company, on the one hand, and Hercules, on the other, will give to the other party, its counsel, financial advisers, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party, furnish to the other party and its representatives such financial and other data and information as such party and its representatives may reasonably request and instruct its own employees and representatives (including, without limitation, insurance agents and underwriters) to cooperate with the other party in its investigations. Any investigation pursuant to this Section 8.5. shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other parties. No investigation pursuant to this Section 8.5. shall affect any representation or warranty made by any party hereunder.

         (b) All information obtained by the Company or Hercules in connection with the transactions contemplated hereby shall be kept confidential and will not be used for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Should the Closing not occur for any reason, all such information and copies thereof shall promptly be returned to each respective party.

                                    ARTICLE 9
                              Conditions Precedent

         Section 9.1 Conditions of Obligations of the Company Members. The obligations of the Company Members to effect the Exchange are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company Members:

         (a) Representations and Warranties. Each of the representations and warranties of Hercules set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct would not have a Material Adverse Effect on Hercules.

         (b) Performance of Obligations of Hercules Hercules shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

         (c) Secretary's Certificate. The Secretary of Hercules shall deliver to the Company at the Closing a certificate certifying: (i) that attached thereto is a true and complete copy of its Articles of Incorporation, as amended, as in effect at the Closing; (ii) that attached thereto is a true and complete copy of its By-laws as in effect at the Closing; (iii) that attached thereto is a true and complete copy of all resolutions duly adopted by its Board of Directors (x) authorizing the execution, delivery and performance of this Agreement, (y) authorizing the consummation of the transactions contemplated hereby and (z) directing the submission of the Exchange to a vote of Hercules' shareholders, and that such resolutions have not been amended or modified and are in full force and effect; and (iv) that attached thereto is a true and complete copy of all resolutions duly adopted by the shareholders of Hercules approving the Exchange and the transactions contemplated hereby and that such resolutions have not been amended or modified and are in full force and effect.

         (d) Legal Opinion. The Company shall have received an opinion, dated the Closing Date, of Gersten, Savage & Kaplowitz, LLP, counsel to Hercules, in the form attached hereto as Exhibit B. The Company shall also have received an opinion, dated the Closing Date, of ________________, counsel to Hercules regarding Colorado Law, in the Form attached hereto as Exhibit C.

         (e) Good Standing Certificate. Hercules shall have furnished the Company with good standing and existence certificates for Hercules in its jurisdiction of incorporation and other jurisdictions as the Company shall reasonably request.

         (f) Certified List of Record Holders. The Company shall have received a certified list from the Company's transfer agent of the holders of record of Hercules' Common Stock..

         (g) Legal Fees. All legal fees payable to Riker, Danzig, Scherer, Hyland & Perretti LLP accrued in connection with or relating to the Exchange, shall be paid by the Company out of the proceeds of the Private Placement.

         Section 9.2. Conditions of Obligations of Hercules. The obligations of Hercules to effect the Exchange are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Hercules:

         (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct would not have a Material Adverse Effect on the Company.

         (b) Consummation of Private Placement. Hercules shall have consummated the Private Placement.

         (c) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

         (d) Managing Member's Certificate. The Managing Member of the Company shall deliver to Hercules at the Closing a certificate certifying: (i) that attached thereto is a true and complete copy of the Company's Certificate of Formation (including all amendments thereto) as in effect at the Closing; (ii) that attached thereto is a true and complete copy of the Operating Agreement of the Company; (iii) that attached thereto is a true and complete copy of all resolutions duly adopted by the Board of Managers of the Company (x) authorizing the execution, delivery and performance of this Agreement, (y) authorizing the consummation of the transactions contemplated hereby and (z) directing the submission of the Exchange to a vote, and that such resolutions have not been amended or modified and are in full force and effect; and (iv) that attached thereto is a true and complete copy of all resolutions duly adopted by the Company Members approving the Exchange and the transactions contemplated hereby and that such resolutions have not been amended or modified and are in full force and effect.

         (e) Legal Opinion. Hercules shall have received an opinion, dated the Closing Date, of Riker, Danzig, Scherer, Hyland & Perretti, LLP in the form attached hereto as Exhibit D.

         (f) Assignments. The Company shall have obtained all required written consents to the assignment of the licenses, contracts, patents and patent applications listed on Schedule 4.14 and Schedule 4.15 attached hereto assigning such licenses, contracts, patents and patent applications to Hercules.

                                   ARTICLE 10
                      Survival and Remedy; Indemnification

         10.1. Survival. All representations and warranties of the parties shall survive the Closing and shall expire as of 11:59 p.m. Eastern Standard Time on the date which is 12 months after the Closing Date.

         10.2. Indemnification by the Company and the Company Members. The Company and the Company Members jointly and severally agree to indemnify Hercules and agree to hold it harmless from any losses incurred or suffered by Hercules or any of its Affiliates (or any combination thereof) arising from any material breach of or any material inaccuracy in any representation or warranty made by the Company pursuant to this Agreement and any material breach of or material failure by the Company and/or the Company Members to perform any covenant or obligation of the Company and/or the Company Members set forth in this Agreement.

         10.3. Indemnification by Hercules. Hercules agrees to indemnify the Company and the Company Members against and agrees to hold them harmless from any losses incurred and suffered by the Company and/or the Company Members or any of their respective Affiliates (or any combination thereof) arising from any material breach of or any material inaccuracy in any representation or warranty made by Hercules pursuant to this Agreement and any material breach of or material failure by Hercules to perform any covenant or obligation of Hercules set forth in this Agreement.

         10.4. Notice of Claims: Assumption of Defense. The indemnified party shall give prompt notice to the indemnifying party in accordance with the terms of Section 12.1. of the assertion of any claim or the commencement of any suit proceeding by any party in respect of which indemnity may be sought hereunder, specifying with reasonable particularity the basis therefore and giving the indemnifying party such information with respect thereto as the indemnifying party may reasonably request (but the giving of such notice shall not be a condition precedent to indemnification hereunder). The indemnifying party may, at its own expense:

         (a) participate in; and

         (b) upon notice to the indemnified party and the indemnifying party's written agreement that the indemnified party is entitled to indemnification pursuant to Section 10.2. or Section 10.3. for losses arising out of such claim, suit, action or proceeding, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided that:

                  (i) the indemnifying party's counsel is reasonably satisfactory to the indemnified party; and


                  (ii) the indemnifying party shall thereafter consult with the indemnified party upon the indemnified party's reasonable request for consultation from time to time with respect to such claim, suit, action or proceeding

         10.5. Settlement or Compromise. Any settlement or compromise made or caused to be made by the indemnified party or the indemnifying party, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 10.4. shall also be binding upon the indemnifying party or the indemnified party, as the case may be, in the same manner as if a final judgment or decree was entered by a court of competent jurisdiction in the amount of such settlement or compromise. No party shall settle or compromise any claim, suit, action or proceeding without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld.

         10.6. Failure of Indemnifying Party to Act. In the event the indemnifying party does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the indemnified party to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause same to be done, shall not relieve the indemnifying party of its obligations hereunder, provided that the indemnified party gives the indemnifying party at least 30 days written notice of its proposed intention not to defend or participate and affords the indemnifying party the opportunity to assume the defense thereof.

         10.7. Payment of Indemnifying Party. Contemporaneously with any compromise or settlement the indemnifying party shall pay or cause to be paid to the indemnified party or as it may direct, the amount owing under this indemnity with respect to such matter, it being provided further that:

         (a) the indemnifying party shall provide further security to the indemnified party in respect of any cost of damages arising in connection with any litigation; and

         (b) the indemnifying party shall agree to reimburse the indemnified party promptly in respect of all out of pocket expenses incurred by indemnified party in connection with such litigation or pending litigation.

                                   ARTICLE 11
                                   Termination

         Section 11.1 Termination. This Agreement may be terminated and the Exchange may be abandoned at any time prior to the Closing:

         (a) by mutual written consent of the parties hereto;

         (b) by either the Company or Hercules if the Closing shall not have occurred on or before October 31, 2001 (unless the failure to consummate the transactions by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement);

         (c) by the Company if (i) Hercules shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Hercules; or (ii) any representations and warranties of Hercules contained in this Agreement shall not have been true when made or on and as of the Closing Date as if made on and as of Closing Date (except to the extent it relates to a particular date), except where the failure to be so true and correct would not have a Material Adverse Effect on Hercules; or

         (d) by Hercules if (i) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by them; or (ii) any representations and warranties of the Company contained in this Agreement shall not have been true when made or on and as of the Closing Date as if made on and as of the Closing Date (except to the extent it relates to a particular date), except where the failure to be so true and correct would not have a Material Adverse Effect on the Company.

         Section 11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1., all further obligations of the parties under this Agreement, other than the provisions of Article 10 (indemnification),
Section 11.2., Section 12.3. (fees and expenses), Section 8.5.(b) (confidentiality) and Section 8.3. (public announcements), shall forthwith be terminated without any further liability of any party to the other parties. Nothing contained in this Section 11.2. shall relieve any party from liability for any breach of this Agreement.

                                   ARTICLE 12
                                  Miscellaneous

         Section 12.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing and either delivered personally, telecopied or sent by certified or registered mail, postage prepaid, if to Company, to:

         Astralis, LLC
         135 Columbia Turnpike, Suite 301
         Florham Park, NJ 07932
         Tel:  (973) 377-8008
         Fax:  (973) 377-8009
         Attention: Mike Ajnsztajn, Chief Executive Officer

         with a copy to (which shall not constitute notice):

         Riker, Danzig, Scherer, Hyland & Perretti, LLP
         Headquarters Plaza
         One Speedwell Avenue
         Morristown, NJ 07692
         Tel:  (973) 538-0800
         Fax:  (973) 538-1984
         Attention: Andrew Stamelman, Esq.

         if to Hercules, to:

         Hercules Development Group, Inc.
         One Belmont Avenue, Suite 417
         Bal Cynwyd, PA 10004
         Tel:  (917) 450-8997
         Fax:  (516) 295-3817
         Attention: Shai Stern, Chief Executive Officer

         with a copy to (which shall not constitute notice):

         Gersten, Savage & Kaplowitz, LLP
         101 east 52nd Street, 9th Floor
         New York, NY 10022
         Tel:  (212) 752-9700
         Fax:  (212) 813-9768
         Attention: Jay M. Kaplowitz, Esq.

or such other address or fax number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date delivered personally, telecopied or, if mailed, five business days after the date of mailing if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

         Section 12.2. Amendments; No Waivers.

         (a) Any provision of this Agreement with respect to transactions other than the Exchange contemplated hereby may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Company and Hercules; or in the case of a waiver, by the party against whom the waiver is to be effective.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         Section 12.3. Fees and Expenses. Except for all transfer taxes which shall be paid by Hercules, all costs and expenses incurred in connection, including without limitation attorneys' fees, with this Agreement shall be paid by the party incurring such cost or expense.

         Section 12.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, but any such transfer or assignment will not relieve the appropriate party of its obligations hereunder.

         Section 12.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

         Section 12.6. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the City of New York, Borough of Manhattan, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.1. shall be deemed effective service of process on such party.

         Section 12.7. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         Section 12.8. Entire Agreement. This Agreement and the Exhibits and Schedules hereto constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

         Section 12.9. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         Section 12.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any parties. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         Section 12.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

         Section 12.12. Definition and Usage.

         For purposes of this Agreement:

                  "Affiliate" means, with respect to any Person, any other Person, or indirectly controlling, controlled by, or under common control with such Person.

                  "Knowledge" of any Person which is not an individual means the knowledge of such person's officers after reasonable inquiry.

                  "Material Adverse Effect" means any effect or change that is or would be materially adverse to the business, operations, assets, prospects, condition (financial or otherwise) or results of operations of an entity and any of its subsidiaries, taken as a whole.

                  "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                  "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

                  "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

                  A reference in this Agreement to any statute shall be to such statute as amended from time to time, and to the rules and regulations promulgated thereunder.


                            [SIGNATURES PAGE FOLLOWS]

         IN WITNESS WHEREOF, each of the following individuals has caused this Agreement to be signed, and each party that is not an individual has caused this Agreement to be duly executed under seal by its respective authorized officers, all as of the day and year first above written.


ASTRALIS, LLC                               HERCULES DEVELOPMENT GROUP, INC.

By:                                         By:
   ------------------------------              ---------------------------------
   Name:                                       Name:
   Title:                                      Title:

---------------------------------
       Jose Antonio O'Daly

---------------------------------
         Mike Ajnsztajn

---------------------------------
         Gaston Liebhaber

---------------------------------
         Richard Genovese

---------------------------------
         David Stevenson

Grizzly Consulting Ltd

By:
   -----------------------------
   Name:
   Title:

Wolver Limited

By:
   -----------------------------
   Name:
   Title:

Logarithmic Inc.

By:
   -----------------------------
   Name:
   Title:

                                                                    Schedule 1.1


                        Astralis LLC Membership Interests


Name of Member            Membership Interests       Membership Options
--------------            --------------------       ------------------

Jose Antonio O'Daly             13,915,000                         -0-
Mike Ajnsztajn                   8,855,000                         -0-
Gaston Liebhaber                 2,530,000                         -0-
Richard Genovese                   540,000                  1,260,000
David Stevenson                    540,000                  1,260,000
Grizzly Consulting Ltd             540,000                  1,260,000
Wolver Limited                     540,000                  1,260,000
Logarithmic Inc.                   540,000                  1,260,000

At the Closing, and subject to the terms and conditions of this Agreement, the Company Members shall contribute their respective Membership Interests and Membership Options listed above to Hercules in exchange for the following Contribution Shares and Hercules Warrants:

Name of Shareholder       Contribution Shares        Hercules Warrants
-------------------       -------------------        -----------------

Jose Antonio O'Daly             13,915,000                         -0-
Mike Ajnsztajn                   8,855,000                         -0-
Gaston Liebhaber                 2,530,000                         -0-
Richard Genovese                   540,000                  1,260,000
David Stevenson                    540,000                  1,260,000
Grizzly Consulting Ltd             540,000                  1,260,000
Wolver Limited                     540,000                  1,260,000
Logarithmic Inc.                   540,000                  1,260,000

         Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing, the Company Members may transfer, in accordance with law and with the Company's prior consent, all or a portion of their Membership Interests or Membership Options to affiliated entities and/or family members, and such Persons shall then be deemed to be Company Members for purposes of this Agreement.

                                                                    Schedule 2.3


                    Officers and Directors of Astralis, Ltd.

                                                                    Schedule 3.7


                        Hercules Development Group, Inc.
                      Audited Financial Statements For the
  Fiscal Year Ended December 31, 2001 and Unaudited Financial Statements as of
               and for the Sixth Month Period Ended June 30, 2001

                                                                    Schedule 3.9


                        Liabilities and Debts of Hercules

         Hercules has issued two promissory notes of $100,000 and $50,000 to unrelated third parties (the "Promissory Notes"). The Promissory Notes carry a 10% interest rate and had a maturity date of earlier of September 1, 2001, or the date that the Hercules completes an acquisition of a private company. The Promissory Notes may be exchanged for Hercules' common stock at a rate of $1.75 per share at the option of Hercules. In addition, to the Promissory Notes, Hercules granted the lenders 75,000 warrants to purchase Hercules' common stock at a purchase price of $1.75 per share. As of June 30, 2001, the related interest expense was $3,370. In addition, as of June 30, 2001, Hercules had $1,000 in accounts payable and accrued liabilities.

                                                                   Schedule 3.13


                        Hercules Development Group, Inc.
                                   Tax Returns

                                                                   Schedule 3.14


                        Hercules Development Group, Inc.
                             Employee Benefit Plans

                                                                   Schedule 3.20


                        Hercules Development Group, Inc.
                                    Contracts

                                                                    Schedule 4.6

                                  Astralis, LLC
 Unaudited Financial Statements for the Year Ended December 31, 2000 and for the
                         Six Months Ended June 30, 2001

                                                                    Schedule 4.9


                                  Astralis, LLC
                                   Litigation

                                                                   Schedule 4.11


                                  Astralis, LLC
                             Employee Benefit Plans

                                                                   Schedule 4.14


                                  Astralis, LLC
                                    Contracts

                                                                   Schedule 4.15


                                  Astralis, LLC
                         Patents and Proprietary Rights

                                                                       Exhibit A


        License by and Between Dr. Jose Antonio O'Daly and Astralis, LLC

                                                                       Exhibit B


                Legal Opinion of Gersten, Savage & Kaplowitz, LLP

                                                                       Exhibit C


                    Legal Opinion Of ___________________, LLP

                                                                       Exhibit D


        Legal Opinion of Riker, Danzig, Scherer, Hyland & Perretti, LLP